Exhibit 10.2

FIRST AMENDMENT TO THE
EXCLUSIVE PATENT SUBLICENSE AGREEMENT

THIS FIRST AMENDMENT TO THE EXCLUSIVE PATENT SUBLICENSE AGREMENT (this “Sublicense Amendment Agreement”) is made as of November 29, 2016 (the “Effective Date”) by and between CDx, Inc., a Delaware corporation with its principal place of business at 6335 Ferris Square, Suite B, San Diego, CA 92121 (“CDx”), and Next Dimension Technologies, Inc., a California corporation with its principal place of business at 1 West Mountain Street, #11, Pasadena, CA 91103 (“NDT”). CDx and NDT are sometimes referred to herein individually as the “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, CDx and NDT are parties to an Exclusive Patent Sublicense Agreement that took effect on April 24, 2015 (the “Sublicense Agreement”); and

WHEREAS, CDx and NDT are parties to additional agreements, including a Joint Development Agreement executed by the Parties on November 1, 2013, as modified by Amendment #1, Amendment #2, Amendment #3, Amendment #4, Amendment #5, Amendment #6, and Amendment #7 to the Joint Development Agreement executed by the parties on April 21, 2014, July 1, 2014, March 13, 2015, May 1, 2015, May 5, 2015, August 4, 2015, and February 22, 2016 respectively (collectively the “Joint Development Agreement”), and a Supply Agreement executed by the Parties on May 19, 2015 as amended on August 14, 2015 (collectively, the “Supply Agreement”); and

WHEREAS, CDx desires to reduce its future minimum royalty obligations from                                per year to                            per year and to waive certain other past payment obligations in consideration of certain payment of past royalty obligations and further modifications and amendments to the Sublicense Agreement, the Supply Agreement, and the Joint Development Agreement; and

WHEREAS, both parties now desire to further modify and amend the Sublicense Agreement.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties as set forth below as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CDx and NDT do hereby mutually agree as follows:

1.	Simultaneous Execution. The execution, delivery and effectiveness of this Sublicense Amendment Agreement are contingent upon the simultaneous execution and delivery of: (i) that certain Claims Purchase Agreement by and between NDT and Rockwell Capital Partners dated November 29, 2016 (the “Claims Purchase Agreement”); and (ii) that certain JDA Termination Agreement dated November 29, 2016, and (iii) that certain Amendment #2 to the Supply Agreement dated November 29, 2016. Notwithstanding anything in this Sublicense Amendment Agreement to the contrary, this Sublicense Amendment Agreement shall be null and void if the Claims Purchase Agreement becomes null or void.

2.	Assignment of NDT Claims. The Parties hereby agree to the sale, transfer, conveyance and assignment of all right, title and interest to certain outstanding claims of CDx by NDT, totaling and representing unpaid royalties due to NDT under the Sublicense Agreement, to Rockwell Capital Partners.

3.	Minimum Annual Royalties. With respect to Paragraph 3.5 of the Sublicense Agreement, this paragraph shall be deleted in its entirety and replaced with the following:

“During the Term and in further consideration of the rights and licenses granted by NDT hereunder, CDx shall pay to NDT minimum annual royalties in the amount of                                                         , which amount shall be payable in equal quarterly installments and which shall be creditable against the royalties payable to NDT pursuant to Sections 3.3 and 3.4. This minimum annual royalty shall be reduced to                                                         beginning on January 1, 2017. For any partial calendar year, such minimum annual royalty shall be determined on a pro rata basis.”

The Parties agree that the amendment to Paragraph 3.5 set forth in this Section 2 shall be retroactive to the effective date of the Sublicense Agreement.

4.	Partial Waiver of Royalties. Upon payment in full of any amounts due to NDT pursuant to Paragraph 3.3 and 3.4 of the Sublicense Agreement for the period beginning October 1, 2016 and ending on December 31, 2016 by no later than February 28, 2017, NDT agrees to waive the minimum royalty payment requirement of Paragraph 3.5 of the Sublicense Agreement for the quarterly period ending December 31, 2016 and to consider the minimum royalty requirements of Paragraph 3.5 in the Sublicense Agreement (as amended by Section 2 in this Sublicense Amendment Agreement) met in full and creditable against the royalties due to NDT pursuant to Paragraphs 3.3 and 3.4 for the period beginning on the effective date of the Sublicense Agreement and ending on December 31, 2016. This waiver shall not relieve CDx of any payments due to NDT pursuant to the Sublicense Agreement other than those due under Paragraph 3.5.

5.	Adjustments to Timing and Computation. With respect to Paragraph 3.2 of the Sublicense Agreement, this paragraph shall be deleted in its entirety and replaced with the following:

“All royalties hereunder shall be computed on a quarterly basis for the quarters ending March 31st, June 30th, September 30th, and December 31st of each calendar year. Minimum royalty payments due pursuant to Paragraph 3.5 shall be due on the last day of each quarter and additional royalties pursuant to this Agreement shall be due and payable within ninety (90) days after the end of such quarter. All late payments of royalties due under this Agreement shall incur a                     penalty.”

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6.	Termination. With respect to Paragraph 10.2 of the Sublicense Agreement, this paragraph is amended to include the following:

“(f) By NDT for Non-Payment. NDT may terminate this Agreement immediately upon written notice if CDx fails to pay to NDT any royalty payments due under Section 3 within thirty (30) days of any payment due date.”

With respect to Paragraph 10.3(c) of the Sublicense Agreement, this paragraph shall be deleted in its entirety and replaced with the following:

“(c) Post-Termination Sales of Sublicensed Product. CDx may, for a period of no longer than six (6) months after the effective date of the termination of the Agreement, complete and sell any or all Sublicensed Products that were in the process of manufacture or in inventory on the effective date of the termination; provided, however, that it shall remain obligated to pay any and all applicable Royalties thereon and other amounts related thereto as provided in this Agreement, and the terms and conditions of this Agreement applicable thereto shall remain in full force and effect during such six (6)-month period. Notwithstanding anything in this Agreement to the contrary, if NDT terminates this Agreement pursuant to Paragraph 10.2, CDx shall forfeit all of its rights to complete and sell Sublicensed Products pursuant to this Paragraph 10.3(c).”

7.	Patent List. With respect to Exhibit C of the Sublicense Agreement, Exhibit C shall be deleted in its entirety and replaced with Exhibit C attached hereto.

8.	Notice. It is agreed that the provisions in the Sublicense Agreement regarding notice are specifically waived by the Parties for the purpose of this Sublicense Amendment Agreement. With respect to Paragraph 13.5 of the Sublicense Agreement, this paragraph shall be deleted in its entirety and replaced with the following:

“Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given: (a) if transmitted for overnight delivery via a nationally recognized delivery service, the first business day after being delivered by the transmitted Party to such overnight delivery service, (b) if by email, when transmitted by email, or (c) if by registered or certified mail, postage prepaid, five (5) days after mailing the notice, to the following addresses (or to such other address of a party designated in writing by such party to the others):

CDX:	Attention: Daniel Yazbeck, CEO
6335 Ferris Square, Suite B
San Diego, CA 92121

email:

NDT:
Attention: William Royea, President
1 West Mountain Street, #11
Pasadena, CA 91103

email:

9.	All remaining terms and conditions of the Sublicense Agreement remain in full force and effect, as modified and amended hereby and are hereby ratified by the Parties.

10.	After full execution of this Sublicense Amendment Agreement, the Sublicense Agreement shall be deemed to include the modifications and amendments herein.

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IN WITNESS WHEREOF, the parties have caused this Sublicense Amendment Agreement to be executed by their authorized representatives as of the respective dates written below.

CDX, Inc.		Next Dimension Technologies, Inc.

By:	/s/ Daniel Yazbeck	By:	/s/ William Royea
Name:	Daniel Yazbeck	Name:	William Royea
Title:	CEO	Title:	President
Date:	November 29, 2016	Date:	November 29, 2016

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EXHIBIT C

CORE PATENT RIGHTS

Patent #	Serial #	Title	Issue date
7,359,802	10/618,546	Methods for Remote Characterizations of an Odor	4/15/2008
6,093,308	09/258,713	Sensors for Detecting Analytes in Fluids	7/25/2000
6,013,229	09/095,376	Sensor Arrays for Detecting Analytes in Fluids	1/11/2000
6,010,616	08/986,500	Sensor Arrays for Detecting Analytes in Fluids	1/4/2000
5,959,191	09/006,279	Sensor Arrays for Detecting Analytes in Fluids	9/28/1999
5,951,846	09/006,142	Sensor Arrays for Detecting Analytes in Fluids	9/14/1999
5,911,872	08/949,730	Sensors for Detecting Analytes in Fluids	6/15/1999
5,891,398	09/154,604	Sensor Arrays for Detecting Analytes in Fluids	4/6/1999
5,788,833	08/696,128	Sensors for Detecting Analytes in Fluids	8/4/1998
5,698,089	08/689,227	Sensor Arrays for Detecting Analytes in Fluids	12/16/1997
5,571,401	08/410,809	Sensor Arrays for Detecting Analytes in Fluids	11/5/1996
7,966,132	12/082,972	Methods for Remote Characterizations of an Odor	6/21/2011
6,571,603	09/318,900	Method of Resolving Analytes In a Fluid	6/3/2003
6,350,369	09/291,932	Method and System for Determining Analyte Activity	2/26/2002